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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549




                                  FORM 8-K

                               CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                     Securities and Exchange Act of 1934


      Date of Report (date of earliest event reported): October 1, 1997



                         ProMedCo Management Company
           (Exact name of Registrant as specified in its charter)


      Delaware                      0-21373                   75-2529809
      (State of              (Commission File No.)           (IRS Employer
   Incorporation)                                         Identification No.)


                        801 Cherry Street, Suite 1450
                           Fort Worth, Texas 76102
        (Address of principal executive offices, including zip code)


                                (817)335-5035
            (Registrant's telephone number, including area code)




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Item 2.  Acquisition or Disposition of Assets

     On  October  1,  1997,  ProMedCo  Management  Company  ("ProMedCo"  or  the
"Company"), a Delaware corporation, through its wholly owned subsidiary, PHB Management Company, Inc., ("PHB") acquired from HealthAmerica Pennsylvania, Inc. ("HealthAmerica") substantially all of the operating assets of Beacon Medical Group ("Beacon"), including accounts receivable and furniture and equipment. Concurrent with the acquisition, PHB entered into a long-term service agreement (the "Service Agreement") with Beacon. Beacon has a total of 14 physicians and two physician extenders at four sites serving the Harrisburg, Pennsylvania market. The total consideration for the transaction was approximately $4.2 million, which consisted of a combination of cash and deferred cash payments and the assumption of certain liabilities. The consideration was determined through arm's length negotiations between representatives of ProMedCo and HealthAmerica. The factors considered in determining the purchase price included information with respect to the financial condition, assets, liabilities, business and operations of Beacon on both a historical and prospective basis. The cash portion of the purchase price was funded with proceeds from the March 1997 public offering of the Company's Common Stock.

     Assets acquired will be used by PHB to provide administrative and medical support services to Beacon pursuant to the terms of the Service Agreement.

Item 7.  Financial Statements and Exhibits

          Financial Statements

         (a) Not applicable.

         (b) Not applicable.

         Exhibits

     (c) Asset Purchase Agreement as of August 12, 1997 by and between ProMedCo Management Company, PHB Management Company, Inc. and HealthAmerica Pennsylvania, Inc. Service Agreement by and between PHB Management Company, Inc. and HealthAmerica Pennsylvania, Inc. effective October 1, 1997.





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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                       ProMedCo Management Company




                                       By:/s/ H. Wayne Posey
                                              H. Wayne Posey
                                     President and Chief Executive Officer


Date: October 15, 1997